Exhibit 99.1

FOR IMMEDIATE RELEASE

Rice Energy Appoints Dr. Kate Jackson to its Board of Directors

and Announces Resignation of Scott Gieselman from its Board of Directors

CANONSBURG, Pa., April 6, 2017 /PRNewswire/ - Rice Energy Inc. (NYSE: RICE) (“Rice Energy”) today announced the appointment of Dr. Kate Jackson to its Board of Directors, effective April 4, 2017. Dr. Jackson will serve on the Nominating and Governance Committee and the Compensation Committee.

Dr. Jackson most recently served as the SVP and Chief Technology Officer of RTI International Metals, a leading manufacturer of specialty metal products. Previously, Dr. Jackson served as the Chief Technology Officer and SVP of Strategy, Research & Technology at Westinghouse Electric Company, where she was responsible for leading the company’s R&D activities and environmental sustainability initiatives. Earlier in her career, Dr. Jackson worked for the Tennessee Valley Authority as an EVP and Chief Environmental Officer. Currently, Dr. Jackson serves on the Board of Portland General Electric, a vertically integrated public utility; Hydro One, an electricity transmission and distribution company servicing Ontario, Canada; and Cameco, a leading producer of uranium and nuclear fuel products worldwide. Dr. Jackson holds an M.S. and Ph.D. in Engineering and Public Policy from Carnegie Mellon University.

Daniel Rice IV, Chief Executive Officer and Director, commented, “I am very excited that Kate has decided to join our Board. She possesses a unique blend of real-world experience, technological expertise and broad energy knowledge, which fits well within our strategic approach to create long-term value for our shareholders.”

Rice Energy also announced that Scott A. Gieselman resigned as a member of its Board of Directors, effective April 4, 2017. Mr. Gieselman is a Partner of Natural Gas Partners (“NGP”) and has served as a Director for Rice Energy since 2013.

Daniel Rice IV said, “On behalf of the Rice family and fellow Rice shareholders, we are forever grateful for Scott’s service to our board. We wish him and NGP all the best in creating future success stories like Rice Energy.”

About Rice Energy

Rice Energy Inc. is an independent natural gas and oil company focused on the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin.

For more information, please visit our website at www.riceenergy.com.

Contact:

Julie Danvers, Director of Investor Relations

(832) 708-3437

Julie.Danvers@RiceEnergy.com